Contacts:
Anthony N. Leo Robin L. Oliver
Chief Executive Officer Chief Financial Officer
727.399.5678 727.685.2082

BayFirst Financial Corp. Reports Third Quarter 2022 Results;
Highlighted by Strong SBA 7(a) and Conventional Loan Production and Net Interest Margin Expansion
ST. PETERSBURG, FL. — October 28, 2022 — BayFirst Financial Corp. (NASDAQ: BAFN) (“BayFirst” or the “Company”), parent company of BayFirst National Bank (the “Bank”) today reported net income from continuing operations of $3.1 million for the third quarter of 2022 compared to $391 thousand in the second quarter of 2022. Following the strategic decision to discontinue the Bank’s nationwide residential mortgage operations, BayFirst recognized a one-time charge of $3.7 million in the third quarter of 2022. Net loss inclusive of discontinued operations was $1.4 million, or $0.35 per diluted share, for the third quarter of 2022, compared to a net loss of $282 thousand, or $0.10 per diluted share, in the second quarter of 2022. In the third quarter of 2021, net income inclusive of discontinued operations was $1.3 million, or $0.26 per diluted share. Quarterly financial results were highlighted by robust loan production in community banking, up 172% year over year, as well as the best quarter of SBA 7(a) loan production in the Company’s history.
The increase in earnings from continuing operations during the third quarter of 2022, compared to the second quarter of 2022, included an increase in interest income of $3.5 million driven primarily from rising interest rates on variable rate loans and a $39.1 million increase in loans held for investment. Results for the third quarter of 2022 included a $750 thousand provision for loan losses, compared to a $250 thousand provision for loan losses in the preceding quarter and a negative provision for loan losses of $3.0 million in the third quarter of 2021.
“The third quarter represented a significant transition for BayFirst as we exited our national mortgage lending business to focus our efforts on building the premier bank of Tampa Bay,” stated Anthony N. Leo, Chief Executive Officer. “Supported by our top 10 SBA lending division CreditBench, and the investments we’ve made in an advanced technology platform, BayFirst is now poised to enter a new era of growth and profitability. Notwithstanding the significant charges associated with discontinuation of the mortgage lending division, we are extremely pleased with third quarter results, as net income from continuing operations was $3.1 million.”
“In addition to improved core operating results from continuing operations, we benefited from strong loan production from community banking and SBA lending. Loans held for investment excluding PPP loans were up 7.9% during the quarter, and 31.6% compared to a year ago, with the growth well diversified across all of our loan categories. SBA lending through our CreditBench division has grown substantially, surpassing last quarter’s record levels, with SBA loan production of $139.2 million. Additionally, our net interest margin improved 90 basis points on a linked quarter basis, as we benefited from recent interest rate increases. With the one-time expenses for exiting the national residential mortgage business behind us, we remain well positioned for growth throughout the rest of the year and into 2023.”
“While other financial institutions in our markets are closing banking centers, we continue to grow our community bank, opening our eighth banking center in West Bradenton last month. We plan to open a second Tampa banking center in early 2023 with two additional branches in Sarasota currently under construction and expected to be open late 2023 or early 2024, expanding our network of bank offices throughout the Tampa Bay region. We were fortunate that Hurricane Ian had minimal impact on our branch locations and overall organization. Our bankers are working to help all businesses and residents that were impacted throughout the broader region,” concluded Leo.

BayFirst Financial Corp. Reports Third Quarter 2022 Results
October 28, 2022

Third Quarter 2022 Performance Review
•The Company’s SBA loan origination platform, CreditBench, originated $139.2 million in new SBA loans during the third quarter of 2022, a 54.7% increase compared to $90.0 million originated in the second quarter of 2022, and a 194.6% increase over $47.3 million of loans produced during the third quarter of 2021. Late in the second quarter, the Company launched BOLT, an SBA 7(a) loan product designed to expeditiously provide working capital loans of $150 thousand or less to businesses throughout the country. During the third quarter, the Company originated 425 BOLT loans totaling $55.9 million.
•Loans held for investment, excluding PPP loans, increased by $48.1 million or 7.9% to $658.7 million during the third quarter of 2022 and $158.0 million, or 31.6% over the past year. Production during the quarter was partially offset by $124.4 million in sales of principal balances of SBA loans.
•The Residential Mortgage Division originated $245.4 million in loans during the third quarter of 2022, a reduction of 19.7% compared to $305.6 million originated during the second quarter of 2022, and a 49.2% reduction compared to $506.7 million of loans produced during the third quarter of 2021.
•Deposits increased by $20.3 million, or 2.7% during the third quarter of 2022 and increased by $110.7 million, or 16.4% over the past year to $785.7 million at September 30, 2022. During the third quarter of 2022, there were increases in time deposit balances of $75.9 million partially offset by decreases in money market and savings account balances of $51.8 million.
•Tangible book value at September 30, 2022 was $20.10 per common share, down from $20.80 at June 30, 2022, primarily due to the net loss and the increase in accumulated other comprehensive loss. Over the course of the past year, tangible book value decreased $1.20 per common share, or 5.6%, from $21.30 at September 30, 2021.
•Net interest margin including discontinued operations expanded 90 bps to 4.63% in the third quarter of 2022, from 3.73% in the second quarter of 2022.

Results of Operations
Net Income (Loss)
Net loss was $1.4 million for the third quarter of 2022 compared to a net loss of $282 thousand in the second quarter of 2022, and net income of $1.3 million in the third quarter of 2021. The increase in net loss for the third quarter of 2022 from the preceding quarter was primarily due to an increase of $3.1 million in charges to discontinue residential operations and a $1.7 million decrease in SBA loan fair value gains, which resulted primarily from election of the fair value option on significantly less principal balance in the third quarter of 2022, compared to second quarter of 2022. This was partially offset by an increase of $2.6 million in net interest income and an increase of $3.6 million in gain on sale of SBA loans. The decrease in net income from the third quarter of 2021 was partially due to a $7.1 million unfavorable change from discontinued operations. Additionally, loan loss provision changed unfavorably by $3.8 million from the third quarter of 2021. This was partially offset by an increase of $1.9 million in net interest income and an increase of $7.8 million in gain on sale of SBA loans.
In the first nine months of 2022, the net loss was $1.7 million, a decrease of $23.5 million from the net income of $21.8 million in the first nine months of 2021. The decrease in net income was the result of an increase in the net loss from discontinued operations of $18.7 million, a $13.8 million gain on sale of PPP loans in 2021 which did not recur in 2022, an increase in non-interest expense on continuing operations of $4.7 million, and lower PPP income. These items were partially offset by a $3.4 million increase related to held for investment SBA loan fair value gains and higher gains on non-PPP SBA guaranteed loan sales of $16.3 million. The increase in the net loss from discontinued operations was primarily the result of a decrease in gain on sale of residential mortgage loans of $46.4 million and the

BayFirst Financial Corp. Reports Third Quarter 2022 Results
October 28, 2022

recognition of restructuring charges of $4.3 million for the discontinuation of the nationwide residential mortgage division, partially offset by lower non-interest expense of $26.1 million.
Net Interest Income and Net Interest Margin
Net interest income from continuing operations was $9.2 million in the third quarter of 2022, an increase of $2.6 million or 39.2% from $6.6 million in the second quarter of 2022, and an increase of $1.9 million or 26.0% from $7.3 million in the third quarter of 2021. The increase during the third quarter of 2022 as compared to the prior quarter was mainly due to the increase in non-PPP loan interest income partially offset by an increase in deposit interest expense. The increase during the third quarter of 2022 as compared to the year ago quarter was mainly due to the increase in loan interest income, including fees, of $2.0 million.
Net interest income from continuing operations was $21.4 million in the first nine months of 2022, a decrease of $9.4 million or 30.4% from $30.8 million in the first nine months of 2021. The decrease was mainly due to a decline in net PPP income of $17.8 million.
Net interest margin including discontinued operations improved to 4.63% for the third quarter of 2022, which represented increases of 90 basis points, compared to 3.73% from the preceding quarter and 159 basis points compared to 3.04% from the same quarter last year. Net interest margin including discontinued operations improved to 3.90% for the first nine months of 2022, compared to 3.26% for the first nine months of 2021. With recent rate increases, the Company anticipates further improvement in its net interest margin as its SBA loan portfolio rates are tied to the prime lending rate with the vast majority resetting at the beginning of each calendar quarter.
Noninterest Income
Noninterest income from continuing operations was $9.8 million for the third quarter of 2022, an increase of $2.1 million or 27.7% from $7.7 million in the second quarter of 2022, and an increase of $9.2 million from $610 thousand in the third quarter of 2021. The increase in the third quarter of 2022, as compared to the prior quarter, was primarily due to $3.6 million of additional gain on sale of SBA loans, partially offset by a $1.7 million decrease related to held for investment SBA loan fair value gains. The increase from a year ago quarter was primarily the result of an increase of $7.8 million in gains on SBA loan sales.
Noninterest income from continuing operations was $23.1 million for the first nine months of 2022, an increase of $6.8 million or 41.3% from $16.4 million in the first nine months of 2021. The increase was primarily due to higher gains on the sale of non-PPP SBA loans of $16.3 million and an increase related to held for investment SBA loan fair value gains of $3.4 million, partially offset by the $13.8 million gain on sale of PPP loans in 2021 which did not recur in 2022.
Noninterest Expense
Noninterest expense from continuing operations was $14.2 million in the third quarter of 2022, which was a $466 thousand or 3.4% increase from $13.7 million in the second quarter of 2022 and a $1.6 million or 12.7% increase compared to $12.6 million in the third quarter of 2021. The increase from a year ago quarter was primarily due to higher compensation expense, occupancy expense, data processing expense and loan origination expense, partially offset by lower professional services expense.
Noninterest expense from continuing operations was $41.7 million in the first nine months of 2022, which was a $4.7 million or 12.7% increase from $37.0 million in the first nine months of 2021. The increase was primarily the result of higher salaries and benefits and occupancy expense.
Discontinued Operations
Net loss on discontinued operations was $4.5 million in the third quarter of 2022, which was a $3.8 million increase from a loss of $673 thousand in the second quarter of 2022. The company recorded net income on discontinued operations of $2.6 million in the third quarter of 2021. The increase in the net loss from the previous quarter was the result of a decrease in gains on sale of residential mortgage loans of $3.1 million and an increase in restructuring charges of $3.1 million for the discontinuation of the nationwide residential mortgage division, partially offset by a decrease in noninterest expense, excluding restructuring charges, of $1.2 million and a decrease in income tax benefit

BayFirst Financial Corp. Reports Third Quarter 2022 Results
October 28, 2022

of $1.3 million. The $7.1 million decrease in income from the year ago quarter was primarily due to a decrease in residential loan fee income of $14.3 million and the restructuring charges for the discontinuation of residential mortgage division of $3.7 million recorded in the third quarter of 2022. This was partially offset by a decrease in noninterest expense, excluding the restructuring charges, of $8.4 million and a decrease in income tax expense of $2.3 million.
Net loss from discontinued operations was $5.0 million in the first nine months of 2022, which was an $18.6 million reduction from net income of $13.6 million in the first nine months of 2021. The reduction in net income was primarily the result of a decrease in residential loan fee income of $46.4 million and the restructuring charges for the discontinuation of residential mortgage division of $4.3 million recorded in the second and third quarters of 2022. This was partially offset by a $26.1 million decrease in noninterest expense excluding the restructuring charge and a decrease in income tax expense of $6.2 million.
Balance Sheet
Assets
Total assets increased $8.9 million or 1.0% during the third quarter of 2022 to $930.3 million, mainly due to new loan production, partially offset by a decrease in cash and cash equivalents and the sale of $124.4 million in SBA loans.
Loans
Loans held for investment, excluding PPP loans, increased $48.1 million or 7.9% during the third quarter of 2022 and $158.0 million or 31.6%, over the past year to $658.7 million, due to increases in both conventional community bank loans and SBA loans, partially offset by SBA loan sales. PPP loans, net of deferred origination fees, decreased $9.1 million in the third quarter of 2022 to $22.1 million, due primarily to PPP forgiveness payments.
Deposits
Deposits increased $20.3 million or 2.7% during the third quarter of 2022 and increased $110.7 million or 16.4% compared to September 30, 2021, ending the third quarter of 2022 at $785.7 million. During the third quarter, time deposit balances increased, partially offset by a decrease in interest-bearing transaction, savings, and money market account balances. Over the past year, all types of deposit account balances increased.
Asset Quality
Asset quality remained stable in the third quarter of 2022. As the financial impact of the COVID-19 pandemic became more predictable throughout 2021 and 2022, the Company began adjusting downward its allowance for loan losses from the historic high levels reached in 2020 at the onset of the pandemic. The Company recorded a provision for loan losses in the third quarter of $750 thousand, which compared to a $250 thousand provision for the second quarter of 2022, and a $3.0 million negative provision for loan losses during the third quarter of 2021.
The ratio of the allowance for loan losses to total loans held for investment at amortized cost, excluding government guaranteed loans, was 1.90% at September 30, 2022, 2.14% as of June 30, 2022, and 5.29% as of September 30, 2021.
Over the past five years, the Company’s loan losses have been incurred primarily in its SBA unguaranteed loan portfolio, particularly loans originated under the SBA 7(a) Small Loan Program. The Small Loan Program represents loans of $350 thousand or less and carry an SBA guaranty of 75% to 85% of the loan, depending on the original principal balance. The default rate on loans originated in the SBA 7(a) Small Loan Program has been higher than the Bank’s other loans.
Net charge-offs for the third quarter of 2022 were $575 thousand, a $281 thousand decrease from $856 thousand for the second quarter of 2022 and a $606 thousand decrease compared to $1.2 million in the third quarter of 2021. Annualized net charge-offs as a percentage of average loans, excluding PPP loans, were 0.35% for the third quarter of 2022, down from 0.61% in the second quarter of 2022 and 1.01% in the third quarter of 2021. Nonperforming assets, excluding government guaranteed loans, to total assets was 0.44% as of September 30, 2022, compared to 0.47% as of June 30, 2022, and 0.40% as of September 30, 2021.
Capital

BayFirst Financial Corp. Reports Third Quarter 2022 Results
October 28, 2022

The Bank’s Tier 1 leverage ratio was 10.48% as of September 30, 2022, a decrease from 11.37% as of June 30, 2022, and from 12.64% at September 30, 2021. The CET 1 and Tier 1 capital ratio to risk-weighted assets were 13.77% as of September 30, 2022, a decrease from 15.12% as of June 30, 2022, and from 21.21% as of September 30, 2021. The total capital to risk-weighted assets ratio was 15.02% as of September 30, 2022, a decrease from 16.37% as of June 30, 2022, and from 22.50% as of September 30, 2021.
Recent Events
Fourth Quarter Common Stock Dividend. On October 25, 2022, BayFirst’s Board of Directors declared a fourth quarter 2022 cash dividend of $0.08 per common share. The dividend will be payable December 15, 2022 to common shareholders of record as of December 1, 2022. This dividend marks the 26th consecutive quarterly cash dividend paid since BayFirst initiated cash dividends in 2016.
About BayFirst Financial Corp.
BayFirst Financial Corp. is a registered bank holding company which commenced operations on September 1, 2000. Its primary source of income is from its wholly owned subsidiary, BayFirst National Bank (f/k/a First Home Bank), which commenced business operations on February 12, 1999. BayFirst National Bank is a national banking association. The Bank currently operates eight full-service office locations and was in the top 8 by dollar volume and number of units originated nationwide through the fourth quarter ended September 30, 2022, of SBA's 2022 fiscal year. In the 5 county Tampa Bay market, BayFirst was proud to rank number one by both dollar volume and number of units originated during the same period.
BayFirst Financial Corp., through the Bank, offers a broad range of commercial and consumer banking services including various types of deposit accounts and loans for businesses and individuals. As of September 30, 2022, BayFirst Financial Corp. had $930.3 million in total assets.
Forward Looking Statements
In addition to the historical information contained herein, this presentation includes "forward-looking statements" within the meaning of such term in the Private Securities Litigation Reform Act of 1995. These statements are subject to many risks and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic, global military hostilities, or climate change, including their effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with them; the ability of the Company to implement its strategy and expand its banking operations; changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; risks related to mergers and acquisitions; changes in benchmark interest rates used to price loans and deposits, changes in tax laws, regulations and guidance; and other risks detailed from time to time in filings made by the Company with the SEC, including, but not limited to those “Risk Factors” described in our most recent Form 10-K and Form 10-Q. Readers should note that the forward-looking statements included herein are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements.

BayFirst Financial Corp. Reports Third Quarter 2022 Results
October 28, 2022

BAYFIRST FINANCIAL CORP.
SELECTED FINANCIAL DATA (Unaudited)

	At or for the three months ended
(Dollars in thousands, except for share data)	9/30/2022	6/30/2022	3/31/2022	12/31/2021	9/30/2021
Balance sheet data:
Average loans held for investment, excluding PPP loans	$663,716	$561,455	$520,559	$518,697	$467,283
Average total assets	939,847	879,868	872,311	923,485	1,086,377
Average common shareholders’ equity	83,014	83,235	83,990	83,056	81,989
Total loans held for investment	680,805	641,737	561,797	583,948	656,294
Total loans held for investment, excluding PPP loans	658,669	610,527	517,434	504,525	500,647
Total loans held for investment, excl gov’t gtd loan balances	520,408	458,624	374,353	332,977	316,528
Allowance for loan losses	9,739	9,564	10,170	13,452	16,616
Total assets	930,275	921,377	888,541	917,095	943,743
Common shareholders’ equity	81,032	83,690	85,274	86,685	83,593
Share data:
Basic earnings per common share	$(0.40)	$(0.12)	$(0.05)	$0.66	$0.26
Diluted earnings per common share	(0.35)	(0.10)	(0.05)	0.61	0.26
Dividends per common share	0.08	0.08	0.08	0.07	0.07
Book value per common share	20.10	20.82	21.25	21.77	21.32
Tangible book value per common share (1)	20.10	20.80	21.22	21.75	21.30
Performance and capital ratios:
Return on average assets	(0.60)%	(0.13)%	0.01%	1.22%	0.47%
Return on average common equity	(7.76)%	(2.35)%	(0.93)%	12.54%	5.12%
Net interest margin	4.63%	3.73%	3.25%	3.07%	3.04%
Dividend payout ratio	(20.02)%	(65.54)%	(164.25)%	10.65%	26.09%
Asset quality ratios:
Net charge-offs	$575	$856	$882	$664	$1,181
Net charge-offs/avg loans held for investment excl PPP	0.35%	0.61%	0.68%	0.51%	1.01%
Nonperforming loans	$10,267	$10,437	$8,834	$11,909	$10,495
Nonperforming loans (excluding gov't gtd balance)	$4,015	$4,245	$2,660	$3,967	$3,756
Nonperforming loans/total loans held for investment	1.51%	1.63%	1.57%	2.04%	1.60%
Nonperforming loans (excl gov’t gtd balance)/total loans held for investment	0.59%	0.66%	0.47%	0.68%	0.57%
ALLL/Total loans held for investment at amortized cost	1.48%	1.62%	1.84%	2.34%	2.57%
ALLL/Total loans held for investment at amortized cost, excl PPP loans	1.54%	1.71%	2.00%	2.72%	3.39%
Other Data:
Full-time equivalent employees(2)	524	485	575	637	651
Banking center offices	8	7	7	7	6
Loan production offices(3)	20	19	20	17	22
(1) See section entitled "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" below for a reconciliation to most comparable GAAP equivalent.
(2) Included 254 FTE from discontinued operations as of September 30, 2022.
(3) As of October 2, 2022, three loan production offices remained open.

BayFirst Financial Corp. Reports Third Quarter 2022 Results
October 28, 2022

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures
Some of the financial measures included in this report are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible common shareholders' equity and tangible book value per common share. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy.
The following presents these non-GAAP financial measures along with their most directly comparable financial measures calculated in accordance with GAAP:

Tangible Common Shareholders' Equity and Tangible Book Value Per Common Share
	As of
(Dollars in thousands, except per share data)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total shareholders’ equity	$90,637	$93,295	$94,879	$96,290	$94,298
Less: Preferred stock liquidation preference	(9,605)	(9,605)	(9,605)	(9,605)	(10,705)
Total equity available to common shareholders	81,032	83,690	85,274	86,685	83,593
Less: Goodwill	—	(100)	(100)	(100)	(100)
Tangible common shareholders' equity	$81,032	$83,590	$85,174	$86,585	$83,493

Common shares outstanding	4,031,937	4,019,023	4,013,173	3,981,117	3,919,977
Tangible book value per common share	$20.10	$20.80	$21.22	$21.75	$21.30

BayFirst Financial Corp. Reports Third Quarter 2022 Results
October 28, 2022

BAYFIRST FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	9/30/2022	6/30/2022	9/30/2021
Assets	Unaudited	Unaudited	Unaudited
Cash and due from banks	$3,131	$2,944	$2,715
Interest-bearing deposits in banks	33,365	64,992	104,382
Cash and cash equivalents	36,496	67,936	107,097
Time deposits in banks	4,881	4,881	2,381
Investment securities available for sale	42,915	45,283	32,535
Investment securities held to maturity	5,008	5,016	3
Restricted equity securities, at cost	2,531	3,274	2,827
SBA loans held for sale	573	—	—
SBA loans held for investment, at fair value	24,965	52,209	9,805
Loans held for investment, at amortized cost net of allowance for loan losses of $9,739, $9,564, and $16,616	646,101	579,964	629,873
Accrued interest receivable	3,789	3,172	4,275
Premises and equipment, net	32,779	31,058	23,988
Loan servicing rights	9,932	7,760	5,933
Deferred income tax assets	1,937	1,345	1,263
Right-of-use operating lease assets	2,985	2,975	3,387
Bank owned life insurance	25,004	24,850	12,434
Other assets	13,632	13,472	11,774
Assets from discontinued operations	76,747	78,182	96,168
Total assets	$930,275	$921,377	$943,743
Liabilities:
Noninterest-bearing deposits	$104,215	$103,613	$87,625
Interest-bearing transaction accounts	190,985	195,386	157,304
Savings and money market deposits	380,576	432,369	377,452
Time deposits	109,960	34,038	52,653
Total deposits	785,736	765,406	675,034
FHLB and FRB borrowings	28,000	40,000	—
Subordinated debentures	5,990	5,989	5,983
Notes payable	2,958	3,072	3,413
PPP Liquidity Facility	—	—	144,601
Accrued interest payable	236	31	562
Operating lease liabilities	3,355	3,116	3,551
Accrued expenses and other liabilities	9,374	7,290	9,643
Liabilities from discontinued operations	3,989	3,178	6,658
Total liabilities	839,638	828,082	849,445

BayFirst Financial Corp. Reports Third Quarter 2022 Results
October 28, 2022

(Dollars in thousands)	9/30/2022	6/30/2022	9/30/2021
Shareholders’ equity:
Preferred stock, Series A; no par value, 10,000 shares authorized, 6,395 shares issued and outstanding at September 30, 2022, June 30, 2022, and September 30, 2021, respectively; aggregate liquidation preference of $6,395 each period	6,161	6,161	6,161
Preferred stock, Series B; no par value, 20,000 shares authorized, 3,210, 3,210, and 4,310 shares issued and outstanding at September 30, 2022, June 30, 2022, and September 30, 2021; aggregate liquidation preference of $3,210, $3,210, and $4,580, respectively	3,123	3,123	4,193
Common stock and additional paid-in capital; no par value, 15,000,000 shares authorized, 4,031,937, 4,019,023, and 3,919,977 shares issued and outstanding at September 30, 2022, June 30, 2022, and September 30, 2021, respectively	52,770	52,432	50,546
Accumulated other comprehensive (loss), net	(3,780)	(2,574)	(201)
Unearned compensation	(323)	(467)	(23)
Retained earnings	32,686	34,620	33,622
Total shareholders’ equity	90,637	93,295	94,298
Total liabilities and shareholders’ equity	$930,275	$921,377	$943,743

BayFirst Financial Corp. Reports Third Quarter 2022 Results
October 28, 2022

BAYFIRST FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	For the Quarter Ended			Year-to-Date
(Dollars in thousands, except per share data)	9/30/2022	6/30/2022	9/30/2021	9/30/2022	9/30/2021
Interest income:
Loans, other than PPP	$10,510	$7,057	$6,263	$23,945	$17,584
PPP loan interest income	70	87	692	297	4,751
PPP origination fee income	70	200	1,662	570	13,909
Interest-bearing deposits in banks and other	634	415	188	1,234	420
Total interest income	11,284	7,759	8,805	26,046	36,664
Interest expense:
Deposits	1,856	1,060	1,152	4,133	3,666
PPPLF borrowings	—	—	278	20	1,699
Other	258	112	99	467	519
Total interest expense	2,114	1,172	1,529	4,620	5,884
Net interest income	9,170	6,587	7,276	21,426	30,780
Provision for loan losses	750	250	(3,000)	(1,400)	(1,000)
Net interest income after provision for loan losses	8,420	6,337	10,276	22,826	31,780
Noninterest income:
Loan servicing income, net	620	433	412	1,508	1,441
Gain (loss) on sale of SBA loans, net	7,446	3,848	(338)	15,915	13,460
Service charges and fees	347	322	261	951	730
SBA loan fair value (loss) gain	999	2,708	72	3,510	151
Other noninterest income	392	367	203	1,262	595
Total noninterest income	9,804	7,678	610	23,146	16,377
Noninterest Expense:
Salaries and benefits	6,758	6,870	6,481	21,177	18,047
Bonus, commissions, and incentives	883	573	414	1,833	2,376
Occupancy and equipment	1,070	973	790	3,010	2,362
Data processing	1,247	1,083	1,047	3,486	4,266
Marketing and business development	662	750	693	2,100	1,727
Professional services	956	979	1,267	3,089	2,554
Loan origination and collection	1,068	748	683	2,486	2,284
Employee recruiting and development	518	532	441	1,653	1,213
Regulatory assessments	110	121	138	299	340
Other noninterest expense	886	1,063	612	2,586	1,847
Total noninterest expense	14,158	13,692	12,566	41,719	37,016
Income/(loss) before taxes from continuing operations	4,066	323	(1,680)	4,253	11,141
Income tax expense/(benefit) from continuing operations	983	(68)	(362)	888	2,968
Net income/(loss) from continuing operations	3,083	391	(1,318)	3,365	8,173

BayFirst Financial Corp. Reports Third Quarter 2022 Results
October 28, 2022

	For the Quarter Ended			Year-to-Date
(Dollars in thousands, except per share data)	9/30/2022	6/30/2022	9/30/2021	9/30/2022	9/30/2021
(Loss)/income from discontinued operations before income taxes	(5,973)	(896)	3,459	(6,706)	18,154
Income tax (benefit)/expense from discontinued operations	(1,488)	(223)	861	(1,670)	4,520
Net (loss)/income from discontinued operations	(4,485)	(673)	2,598	(5,036)	13,634

Net income/(loss)	(1,402)	(282)	1,280	(1,671)	21,807
Preferred dividends	208	208	230	624	797
Net income available to/(loss attributable to) common shareholders	$(1,610)	$(490)	$1,050	$(2,295)	$21,010

Basic earnings (loss) per common share:
Continuing operations	$0.71	$0.05	$(0.40)	$0.68	$1.97
Discontinued operations	(1.11)	(0.17)	0.66	(1.25)	3.63
Basic earnings per common share	$(0.40)	$(0.12)	$0.26	$(0.57)	$5.60

Diluted earnings (loss) per common share:
Continuing operations	$0.68	$0.06	$(0.40)	$0.67	$1.86
Discontinued operations	(1.03)	(0.16)	0.66	(1.15)	3.27
Diluted earnings per common share	$(0.35)	$(0.10)	$0.26	$(0.48)	$5.13

BayFirst Financial Corp. Reports Third Quarter 2022 Results
October 28, 2022

Loan Composition

(Dollars in thousands)	9/30/2022	6/30/2022	3/31/2022	12/31/2021	9/30/2021
Real estate:	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Residential	$176,574	$122,403	$102,897	$87,235	$79,889
Commercial	220,210	216,067	189,684	163,477	151,122
Construction and land	9,259	9,686	18,038	18,632	17,848
Commercial and industrial	183,631	168,990	180,163	217,155	232,416
Commercial and industrial - PPP	22,286	31,430	44,792	80,158	156,783
Consumer and other	37,595	35,845	13,502	3,581	4,910
Loans held for investment, at amortized cost, gross	649,555	584,421	549,076	570,238	642,968
Deferred loan costs (fees), net	9,047	7,629	7,297	7,975	7,298
Discount on SBA 7(a) loans sold	(5,068)	(4,743)	(4,624)	(3,866)	(3,753)
Premium/(discount) on loans purchased	2,306	2,221	1,279	(13)	(24)
Allowance for loan losses	(9,739)	(9,564)	(10,170)	(13,452)	(16,616)
Loans held for investment, at amortized cost	$646,101	$579,964	$542,858	$560,882	$629,873

Nonperforming Assets (Unaudited)

(Dollars in thousands)	9/30/2022	6/30/2022	3/31/2022	12/31/2021	9/30/2021
Nonperforming loans (government guaranteed balances)	$6,252	$6,192	$6,174	$7,942	$6,739
Nonperforming loans (unguaranteed balances)	4,015	4,245	2,660	3,967	3,756
Total nonperforming loans	10,267	10,437	8,834	11,909	10,495
OREO	56	56	3	3	3
Total nonperforming assets	$10,323	$10,493	$8,837	$11,912	$10,498
Nonperforming loans as a percentage of total loans held for investment	1.51%	1.63%	1.57%	2.04%	1.60%
Nonperforming loans (excluding government guaranteed balances) to total loans held for investment	0.59%	0.66%	0.47%	0.68%	0.57%
Nonperforming assets as a percentage of total assets	1.11%	1.14%	0.99%	1.30%	1.11%
Nonperforming assets (excluding government guaranteed balances) to total assets	0.44%	0.47%	0.30%	0.43%	0.40%
ALLL to nonperforming loans	94.86%	91.64%	115.12%	112.96%	158.32%
ALLL to nonperforming loans (excluding government guaranteed balances)	242.57%	225.30%	382.33%	339.10%	442.39%

Note: Transmitted on Globe Newswire on October 28, 2022, at 8:30 a.m. EDT.